United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 28, 2008

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

400 Corporate Pointe, Suite 525
Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 338-8677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.                                              Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

(a)           We previously reported in a Form 8-K filed on August 10, 2007 that, concurrent with our August 8, 2007 acquisition of Alta Healthcare System, Inc. (“Alta”), we entered into term loans totaling $145 million and a $10 million revolving credit facility arranged by Bank of America, N.A. The term loans were comprised of a $95 million first-lien term loan at LIBOR plus 400 bps, which is due in seven years and payable in equal quarterly installments of $1.25 million, and a $50 million second-lien term loan at LIBOR plus 825 bps, which is due in seven and one half years. The loans were guaranteed by each of our subsidiaries and the subsidiaries of Prospect Medical Group. The loans were secured by substantially all of our assets and the assets of our subsidiaries, as well as the assets of Prospect Medical Group and its subsidiaries. Both we and Prospect Medical Group pledged the shares of our respective subsidiaries as collateral for the loans pursuant to the terms of a collateral agreement.

For reasons described under Item 3.01 below, we were not able to meet the required January 28, 2008 deadline for submitting audited fiscal 2007 financial statements, and other compliance information, to our lenders. As such, effective January 29, 2008, we are in default on our first and second lien loan agreements, triggering, among other things,  default interest of an additional 2% per annum until the default is cured. We are seeking a 60-day forbearance from our lenders to allow the necessary time to complete the Alta restatement discussed in Item 3.01, finalize our fiscal 2007 financial statement audit and submit all of the required compliance information to our lenders. Depending on the outcome of the Alta restatement and conclusion of the fiscal 2007 financial statement audit, we may also need to seek waivers of covenant violations, and/or loan amendments, relative to certain financial covenants required by the loan agreements. There can be no assurance that such forbearance, waivers and/or loan amendments will be granted.

Item 3.01.                                              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(a)           As previously announced, our management, together with the management of Alta, are continuing to work together with their respective independent auditors to complete a review and restatement of Alta’s pre-acquisition audited financial statements for the year ended December 31, 2006.  We expect to file our fiscal 2007 Form 10-K (and Form 8-K/A providing the required financial and other information for the Alta acquisition) by the end of February 2008, and we continue to expect that any decrease in Alta’s 2006 pre-tax income will be less than $5 million.

Because of the delays in filing our fiscal 2007 Form 10-K (and Form 8-K/A), the American Stock Exchange halted trading in our common stock, effective January 16, 2008. On January 28, 2008, as expected, we received a letter from the AMEX stating that, as a result of these filing delays, we are out of compliance with Sections 134 and 1101 of the Amex Company Guide.  In order to maintain our AMEX listing, we must submit a plan, by February 28, 2008, outlining steps we will take to comply with all AMEX requirements, including submission of the required SEC filings, by no later than April 28, 2008. If the Amex does not accept our plan, or we do not make adequate progress and complete our plan by April 28, 2008, the Amex will initiate delisting proceedings. Our management anticipates that we will be able to comply with AMEX’s requirements and deadlines. Until we achieve compliance with the AMEX requirements, our stock trading symbol will be appended with the “.LF” extension.

In addition, in order to allow for the completion of the Alta restatement exercise, we decided to postpone our 2007 annual meeting of stockholders, originally scheduled for November 14, 2007. This postponement was considered appropriate given that a stockholder vote relative to the Alta transaction was one key item of business to be conducted at the meeting.  We will convene an annual meeting of stockholders as soon as practicable following the filing of the fiscal 2007 Form 10-K and Alta Form 8-K/A, at which time, proposals originally scheduled to be presented at the postponed November 14, 2007 meeting will be presented for stockholder approval.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed with the Form 8-K:

Exhibit No.	Description
99.1	Press Release of Prospect Medical Holdings, Inc. dated February 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Mike Heather
Mike Heather, Chief Financial Officer

Dated: February 1, 2008